EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Judith Wawroski	Ana-María Phillips
	International Bancshares Corp.	KGBTexas .communications
	(956) 764-6102	(210) 826-8899
ana-mariap@kgbtexas.com

INTERNATIONAL BANCSHARES CORPORATION NAMED ONE OF AMERICA’S MOST TRUSTWORTHY COMPANIES

Forbes identifies the 100 most transparent and conservative companies that trade on U.S. exchanges

(April 9, 2012) LAREDO, Texas — International Bancshares Corporation (NASDAQ: IBOC) has been named one of America’s 100 Most Trustworthy Companies in an annual survey commissioned by Forbes. International Bancshares Corporation is an $11.9 billion multi-bank financial holding company headquartered in Laredo, Texas and was ranked in the Mid-Cap Company category, with an accounting and governance risk (AGR) score of 96 out of a possible 100, and an average score of 94 over the last four quarters.

The list was prepared for Forbes.com by GovernanceMetrics International (GMI), a leading independent provider of global corporate governance and accounting risk ratings and research on public companies, and ranks the nation’s top 100 companies that have “consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management.”

“International Bancshares Corporation is proud of its long history of success, which has inspired confidence among its customers and shareholders. We are very proud that our business practices have been recognized by Forbes and that International Bancshares has been named one of America’s most trustworthy companies,” International Bancshares Corporation Chairman Dennis Nixon said.

Forbes.com says that GMI determined that the companies on its Top 100 Most Trustworthy Companies list “do not play games with revenue and expense recognition, or with asset valuation.” GMI creates the list by examining more than 8,000 companies traded on U.S. exchanges. Every three months, it assigns each company an accounting and governance risk score, or AGR, based on “proprietary modeling designed to identify practices that historically have had a high correlation with increasing shareholder risk.”

To be considered, Forbes.com indicates the 100 companies had to have market caps of $250 million or more at the time GMI prepared the list on March 13, 2012. Additionally, over the last four quarters the companies must have maintained AGR ratings of “conservative” or “average,” and had “no amended filings with the Securities and Exchange Commission, no SEC enforcement actions, and no material restatements. They also had to rank high in GMI’s Equity Risk Ranking, which indicates a positive forecast for equity returns, and have minimal likelihood of financial distress as measured by GMI’s Bankruptcy Risk model.” A complete report is available at Forbes.com.

International Bancshares Corporation (NASDAQ: IBOC) is an $11.9 billion multi-bank financial holding company headquartered in Laredo, Texas, with 217 facilities and more than 378 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.